EXHIBIT 10.35

SOFTWARE PRODUCT LINE PURCHASE AGREEMENT

This Software Product Line Purchase Agreement (this “Agreement”) is entered into as of  May 5, 2011 between WORDsearch Corp., L.L.C. a Delaware limited liability company (together with any subsidiaries, “WSC”) and FindEx.com, Inc., a Nevada corporation (together with any subsidiaries, “FIND”) (WSC and FIND may hereinafter be referred to individually as a “Party” or jointly as the “Parties”).

WHEREAS, except as specifically set forth herein, FIND is currently the exclusive owner of all rights in and to that certain original consumer software program product line published, marketed, distributed and/or sold under the brand name, and known generally in its vertical category as, “QuickVerse” (the “QuickVerse Product Line”);

WHEREAS, WSC desires to obtain from FIND all of FIND’s rights, title and interest in and to the assets which, taken collectively, comprise the QuickVerse Product Line, including the rights to develop, publish, market, distribute and sell the QuickVerse Product Line, and to assume up to $140,000 of certain liabilities as specified in this Agreement, and FIND desires to convey to WSC all of FIND’s rights, title and interest in and to the QuickVerse Product Line together with up to $140,000 of said certain liabilities;

WHEREAS, WSC and FIND have arrived at mutually agreeable terms upon which to effect a conveyance of the QuickVerse Product Line from Find to WSC together with an assumption by WSC of certain of the liabilities associated therewith as specified in this Agreement;

WHEREAS, under the circumstances, the conveyance of the QuickVerse Product Line by FIND may be deemed under Chapter 78.565 of the Nevada Revised Statutes and FIND’s Articles of Incorporation to require prior stockholder approval;

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the Parties agree as follows:

ARTICLE I – ASSET PURCHASE TRANSACTION

1.1           Generally.

On and subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined in Section 2.1), WSC agrees to acquire from FIND, and FIND agrees to convey and deliver to WSC as hereinafter provided, all of the QuickVerse Product Line Assets (as hereinafter defined in Section 1.2) for the consideration specified below in Section 1.6 of this Agreement (collectively, the “Transactions”).

1.2           The QuickVerse Product Line Assets.

For purposes of this Agreement, the QuickVerse Product Line shall include all software products sold by FIND to the Christian or faith-based markets except Greek Tutor and Hebrew Tutor, including, but not limited, to, the following software products in all versions and operating environments, including, but not limited to, Windows®, Macintosh, Palm and Pocket PC: QuickVerse®, Sermon BuilderTM, Ministry NotebookTM, and Jonah and the WhaleTM.  In addition, and without limitation, the QuickVerse Product Line shall include all of the following assets (collectively, the “QuickVerse Product Line Assets”):

(A) The following items of intellectual property, which, for purposes of, and as referenced throughout, this Agreement, shall collectively constitute the “QuickVerse Product Line Intellectual Property Rights”:

▪
All Software programs included in the QuickVerse Product Line and all revisions, modifications, upgrades, updates, enhancements, release levels and versions of the foregoing, in each case as existing in all computer-readable media now known or hereafter to become known, including without limitation magnetic media storage devices, CD-ROM, CDDVD and other optical disks, electronic downloading, Web-based online, and any other human or machine readable medium;

▪
All base and source code in all languages (including but not limited to C, C++, Pascal, Delphi, Pearl, Java Script, VB Script, ASP, SQL, HTML, DHTML, XML, RTF, STEP, Make files, and version control files), in machine readable and listing form, for all programs (including without limitation the program engine, user interface and other components) on all platforms (and specifically including source code used for content manipulation, organization, and maintenance and utilities) associated with the QuickVerse Product Line, in each case as existing in all computer-readable media now known or hereafter to become known, including without limitation magnetic media storage devices, CD-ROM, CDDVD and other optical disks, electronic downloading, Web-based online, and any other human or machine readable medium, in each case as  developed and owned by FIND as of the Closing Date, and in each case as may or may not be the subject of Copyright;

▪
All base and source code in all languages (including but not limited to C, C++, Pascal, Delphi, Pearl, Java Script, VB Script, ASP, SQL, HTML, DHTML, XML, RTF, STEP, Make files, and version control files), in machine readable and listing form, for all programs (including without limitation the program engine, user interface and other components) on all platforms (and specifically including source code used for content manipulation, organization, and maintenance and utilities) associated with all QuickVerse Product Line derivative works, in each case as existing in all computer-readable media now known or hereafter to become known, including without limitation magnetic media storage devices, CD-ROM, CDDVD and other optical disks, electronic downloading, Web-based online, and any other human or machine readable medium, in each case as developed and owned by FIND as of the Closing Date, and in each case as may or may not be the subject of Copyright;

▪
All source code and all object code, in machine readable and listing form, produced from all development work performed prior to the Closing Date by FIND and all third party object code purchased by FIND for any of the products included in the QuickVerse Product Line (including without limitation .exe, .com, .dll, .vbx, .vdc, all active-x and COM modules, Plug-ins, Applets);

▪
All setup source and object code, in machine readable and listing form, for all versions of all applications of the QuickVerse Product Line including Wise, Install Shield, and all application setup developed internally by FIND through the Closing;

▪
All flowcharts, notes, software tools, compilers, test routines and information relating to any base, source and/or object code contained in any of the products included in the QuickVerse Product Line, in whatever form.

▪
All existing technology rights relating to the base, source and object code associated with any part of the QuickVerse Product Line and all existing technology rights relating to the base, source and object code associated with all derivative works of any of the products included in the QuickVerse Product Line in each case as developed and to the extent owned by FIND as of the Closing Date;

▪
All content owned by FIND (including but not limited to Bible text, Bible reference text, Christian reference text, supporting text, photos, illustrations, videos, animations, maps, music, digital audio, analog audio) in all forms/stages (including but not limited to source, processed, and production) which, as of the Closing Date, is included in programs (including without limitation the program engine, user interface and other components), Websites owned and operated by FIND, or FIND product support processes (including customer and developer) relating to any of the products included in the QuickVerse Product Line;

▪
All rights granted to FIND, as licensee, pursuant to any licenses with third parties to publish and include in one or more products included in the QuickVerse Product Line certain specifically designated content owned or otherwise controlled by the licensor in each respective case, all as specifically set forth on Schedule 1.2(a)(ix) annexed hereto and made a part hereof (such agreements, collectively, the “QuickVerse Product Line Content License Agreements”);

▪
All public domain content (including but not limited to Bible text, Bible reference text, Christian reference text, supporting text, photos, illustrations, videos, animations, maps, music, digital audio, analog audio) in all forms/stages (including but not limited to source, processed, and production) which, as of the Closing Date, is included in programs (including without limitation the program engine, user interface and other components), Websites owned and operated by FIND, or FIND product support processes (including customer and developer) relating any of the products included in the QuickVerse Product Line;

▪
All artwork designs, interface designs, and product artwork incorporated in any of the products included in the QuickVerse Product Line, their packaging, their marketing (including those contained on the Website located at the URL identified by www.QuickVerse.com, including metatags), and/or product support processes (including customer and developer), in each case as developed and to the extent owned by FIND as of the Closing Date;

▪
All development rights relating to the base, source and object code associated with any of the products included in the QuickVerse Product Line and all development rights relating to the base, source and object code associated with all derivative works of the products included in the QuickVerse Product Line, in each case as developed and to the extent owned by FIND as of the Closing Date;

▪
The name “QuickVerse” and all Marks and trade names associated with the name and brand “QuickVerse” and any of the products included in the QuickVerse Product Line, including the names of any such products, in each case as owned by FIND as of the Closing Date;

▪
The exclusive ownership and use of the domain names and Websites used by FIND (including those used for Sermon Maker or other elements of the QuickVerse Product Line) in connection with the distribution and/or retail sale of the products included in the QuickVerse Product Line, and located as of the Closing Date at the following URL: www.QuickVerse.com and all content, design concepts, code (php, html, css, javascript and sql), text, graphics, images, data, video, audio (including without limitation music used in time relation with text, images, or video), URLs, navigational elements, links, pointers, technology and software related thereto, including any modifications, upgrades, updates, enhancements and related information or documentation, as well as all other domain names that redirect visitors to or are associated with or variants of the QuickVerse.com domain name; and

▪
All rights associated with any Proprietary Information that is used in connection with the development, publishing, marketing, distribution, sales and/or licensing of all or any part of the QuickVerse Product Line (collectively, the “QuickVerse Product Line Proprietary Information Rights”); and all FIND Registered Intellectual Property.

(B) The following contractual and related rights, which for purposes of, and as referenced throughout, this Agreement shall collectively constitute the “QuickVerse Product Line Contractual Rights”:

▪
All rights granted to FIND, as licensor, pursuant to any licenses with third parties who are end users of any of the QuickVerse Product Line Assets (such agreements as are in place and valid as of the Closing Date, collectively, the “QuickVerse Product Line End-User License Agreements”);

▪
All United States domestic and international distribution rights relating to the products included in the QuickVerse Product Line arising under any distribution or similar agreements (such agreements as are in place and valid as of the Closing Date collectively, the “QuickVerse Product Line Distribution Agreements”) between FIND and any one or more third parties; and

▪
All rights granted to FIND under any and all other agreements relating in any way to the QuickVerse Product Line Assets (such agreements as are in place and valid as of the Closing Date collectively, the “QuickVerse Product Line Other Agreements”).

(C) The following tangible assets, which for purposes of, and as referenced throughout, this Agreement, shall collectively constitute the “QuickVerse Product Line Tangible Assets”:

▪
All physical inventory of QuickVerse Product Line current merchandise which, as of the Closing Date, is located either (a) in any FIND warehouse or other controlled location, or (b) in the possession of retailers pursuant to a contractual consignment arrangement, all as specifically set forth on Schedule 1.2(c)(i) annexed hereto and made a part hereof (collectively, the “QuickVerse Product Line Physical Inventory”);

▪
All printed marketing literature, advertising, copy, camera-ready art, trade show booth set-ups, displays and other sales materials currently used in connection with the marketing, distribution and/or sales of all or any of the products included in the QuickVerse Product Line that are in the possession and control of FIND and/or its duly authorized agents as of the Closing;

▪
A comprehensive list of QuickVerse customers and the database of all purchases and customer transactions involving products included in the QuickVerse Product Line (including the corresponding customer information contained in such database), including upgrade transactions and current CRM data, in each case extending back to the date upon which FIND originally acquired the rights being conveyed pursuant to this Agreement, to wit June 1999, through the Closing Date;

▪
Copies of all reasonably material designs, drawings, procedures (including design, manufacturing, test and maintenance procedures), specifications, technical data, records, pricing and cost information, marketing plans and proposals, product literature, training materials and other documentation relating to some, all or any of the programs included in the QuickVerse Product Line that are in the possession and control of FIND or its duly authorized agents as of the Closing Date;

▪
Copies of all reasonably material film, electronic files for all packaging, documentation, inserts and collateral materials, gold masters, source code and related documentation and materials relating to any of the programs included in the QuickVerse Product Line that are in the possession of FIND or its duly authorized agents as of the Closing Date;

▪
A copy of FIND’s internally prepared list of “Frequently Asked Questions” used by FIND’s customer support and technical support personnel in the operation of selling and servicing the products included in the QuickVerse Product Line in the form as existing on the Closing Date; and

▪
Any and all material documentation and/or other material tangible items manifesting, embodying, incorporating or containing any QuickVerse Product Line Proprietary Information Rights that are in the possession and control of FIND or its duly authorized agents as of the Closing Date.

(D) The following tangible assets, which for purposes of, and as referenced throughout, this Agreement, shall collectively constitute the “QuickVerse Product Line Related Rights”:

▪
The right to sue or otherwise recover for any misappropriation of the QuickVerse Product Line Intellectual Property Rights, the QuickVerse Product Line Contractual Rights, the QuickVerse Product Line Tangible Assets, or any rights or interests in any of the foregoing;

▪
All income, royalties, damages and other payments due and payable from and after the Closing with respect to the QuickVerse Product Line Intellectual Property Rights, the QuickVerse Product Line Contractual Rights, and/or the QuickVerse Product Line Tangible Assets (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past and future infringements thereof); provided, however, that specifically excluded from the foregoing shall be any such amounts due and payable as of the Closing for QuickVerse Product Line merchandise then previously sold by FIND but payment for which remains outstanding and as-yet unsatisfied (which amounts shall be for the account of FIND); and

▪	all proceeds of the foregoing.

1.3           Conveyance of Assets.

1.3.1           Assignment of QuickVerse Intellectual Property Rights.

Subject to the terms and conditions of this Agreement, and as of the Closing, FIND shall have assigned and transferred ownership to WSC of all Intellectual Property Rights in and to the QuickVerse Product Line Assets.  At any time before or after the Closing, and upon request by WSC, FIND shall cooperate with WSC in executing documents and providing information that WSC may deem necessary to register with the U.S. Patent and Trademark Office or any foreign trademark authority the Marks that are included in the QuickVerse Product Line Assets.

1.3.2           Assignment of Contractual Rights.

Subject to the terms and conditions of this Agreement, and as of the Closing, FIND shall have granted, conveyed and assigned to WSC all of the QuickVerse Product Line Contractual Rights.

1.3.3           Sale and Delivery of Tangible Assets.

Subject to the terms and conditions of this Agreement, and as of the Closing, FIND shall have sold and physically or Constructively Delivered all of the QuickVerse Product Line Tangible Assets included in the QuickVerse Product Line to WSC.

1.3.4           Assignment of Related Rights.

Subject to the terms and conditions of this Agreement, and as of the Closing, FIND shall have granted, conveyed and assigned to WSC all of the QuickVerse Product Line Related Rights.

1.3.5           Assets not Conveyed

FIND shall retain Accounts Receivable, both credit and debit balances at the time of closing. Accounts Receivable records shall be transmitted to WSC.  FIND shall retain a list of customers with account balances for the purpose of settlement only.  FIND shall own the right to collect debit balances and the obligation to settle credit balances.

1.4           Assumption of Liabilities & Obligations.

WSC does not assume any liabilities of FIND other than those expressly assumed pursuant to subsection 1.4.1 below.  WSC explicitly does not assume the liability for product returns for products sold prior to Closing, or any liabilities related to any employees of FIND who may be hired by WSC subsequent to Closing.

1.4.1           Assumption of Certain Liabilities.

Subject to the terms and conditions of this Agreement, and as of the Closing, WSC shall have assumed exclusive primary responsibility and liability for any and all financial obligations associated with all accrued but, as of the date hereof, unpaid and outstanding customer refunds and rebates as specifically set forth on Schedule 1.4.1 annexed hereto and made a part hereof (the “QuickVerse Product Line Preexisting Customer Obligations”), provided, however, that the QuickVerse Product Line Preexisting Customer Obligations shall not exceed one hundred and forty thousand dollars (USD$140,000).

WORDsearch is only assuming responsibility for those refunds and rebates listed with customer name, order number, date, and amount in Schedule 1.4.1.

1.4.2           Assumption of Contractual Obligations.

Subject to the terms and conditions of this Agreement, after the Closing, WSC shall have assumed exclusive primary responsibility for the fulfillment of any and all obligations under any and all QuickVerse Product Line Distribution Agreements, QuickVerse Product Line Content License Agreements, and/or Quick Verse Product Line Other Agreements, including without limitation any royalty payment or other financial obligations accruing under any of such agreements after the Closing; provided, however, that WSC shall expressly not be deemed to have assumed any liability for product returns for any merchandise sold prior to Closing.

1.5           Transition Services.

Upon request by WSC, and for a period of not more than ninety (90) days following Closing, FIND shall provide certain transition services intended to facilitate the orderly transition of the QuickVerse Product Line from FIND to WSC as contemplated by this Agreement, including without limitation accounting services, payroll services, and technical and operational support services, all as specifically set forth in Schedule 1.5 annexed hereto and made a part hereof (collectively, the “QuickVerse Product Line Transition Services”), and at such costs as are further specifically set forth in Schedule 1.5.

1.6           Consideration for Conveyance.

For and in consideration of the conveyance to WSC of the QuickVerse Product Line Assets, WSC shall:

(i) pay to FIND an amount equal to nine hundred seventy-five thousand U.S. dollars (USD$975,000) (the “Purchase Price”) and

(ii) satisfy, if, as and when due, the QuickVerse Product Line Preexisting Customer Obligations (jointly with the Purchase Price, the “Conveyance Consideration”).

The Conveyance Consideration shall have a total value for all purposes equal to one million one hundred fifteen thousand U.S. dollars (USD$1,115,000).

ARTICLE II – CLOSING

2.1 Date & Time.

The closing of the Conveyance Transaction (the “Closing”) shall take place through an electronic exchange of documents and funds on a date to be specified by the Parties which date shall be no later than three (3) business days following the satisfaction or waiver (as provided herein) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the Parties (the date upon which the Closing shall have occurred is referred to hereinafter as the “Closing Date”).

2.2 Deliverables.

At or prior to the Closing, the following actions will be taken:

(a)           FIND shall deliver to WSC a certificate from FIND’s CEO in accordance with Section 6.3(f) hereof;

(b)           FIND shall deliver to WSC an executed Trademark Assignment from HMH Consumer Company to FIND for the mark “QUICKVERSE” in a form provided or approved by counsel for WSC;

(c)           FIND shall deliver to WSC a Certificate of Good Standing in accordance with Section 6.3(h) hereof;

(d)           FIND shall deliver to WSC a bill of sale reflecting the conveyance of the QuickVerse Product Line Tangible Assets;

(e)           FIND shall deliver to WSC a certificate from FIND's CEO stating that all other unpaid royalties described in Section 6.3(d) up to the date of Closing shall be paid to the satisfaction of the licensors from the proceeds of this Agreement. (f)WSC shall deliver to FIND a certificate from WSC’s CEO in accordance with Section 6.2(e);

(g)           WSC shall deliver to FIND a Certificate of Good Standing in accordance with Section 6.3(b) hereof; and

 (h)           WSC shall deliver to FIND certified checks for same-day funds for the Primary Consideration as follows:

i.
one (1) check for each individual and separate settlement of unpaid royalties in the U.S. dollar amount corresponding to the Negotiated Release Agreements specified in Section 6.3(c) hereof payable in each case to the corresponding content licensor(s); and

ii.
one (1) check in the amount of nine-hundred and seventy-five thousand U.S. dollars (USD$975,000) less the aggregate sum of all of the checks deliverable pursuant to subsection (h)(i) above made payable to FIND

ARTICLE III REPRESENTATIONS AND WARRANTIES OF FIND

Except as may be set forth in the disclosure schedule annexed hereto and made a part hereof (the “FIND Disclosure Schedule”), FIND hereby represents and warrants to WSC that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III).

3.1           Organization and Qualification.

FIND is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

3.2           Authority Relative To This Agreement.

FIND has all necessary corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement and the transactions contemplated hereby by FIND’s shareholders in accordance with this Agreement and applicable Law, to perform its obligations hereunder and to consummate the transactions.  The execution and delivery of this Agreement by FIND and the consummation by FIND of the transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of FIND are necessary to authorize this Agreement or to consummate the transactions other than the approval of this Agreement and the contemplated transactions by FIND’s shareholders in accordance with applicable Law.  This Agreement has been duly and validly executed and delivered by FIND, and, assuming the due authorization, execution and delivery of this Agreement by WSC, constitutes a legal, valid and binding obligation of FIND, enforceable against FIND in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

3.3           No Conflict; Required Filings and Consents.

 (a)  The execution and delivery of this Agreement by FIND does not, and the performance of this Agreement by FIND will not (in each case, with or without the giving of notice or lapse of time, or both), subject to (x) obtaining the requisite approval of this Agreement and the transactions contemplated hereby by FIND’s shareholders in accordance with this Agreement and applicable Law, and (y) obtaining the consents (the “Required FIND Consents”), approvals, Authorizations and permits described in Section 3.3(a) of the FIND Disclosure Schedule, (i) conflict with or violate the certificate of incorporation, bylaws or equivalent organizational documents of FIND, (ii) conflict with or violate any Law applicable to FIND or by which any property or asset of FIND is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, unilateral amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the QuickVerse Product Line Assets, or require the consent of any third party pursuant to, any promissory note, loan agreement, security agreement, intercreditor agreement, subordination agreement, bond, mortgage, indenture, lease, license, or other Contract, instrument or obligation to which FIND is a party and by which any QuickVerse Product Line Assets are bound or affected, except for such conflicts, violations, breaches, defaults or other occurrences, which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the QuickVerse Product Line Assets.

 (b)           The execution and delivery of this Agreement by FIND does not, and the performance of this Agreement by FIND will not, require any consent, approval, Authorization or permit of, or filing with or notification to, any Governmental Authority, domestic or foreign, except  where failure to obtain any such consents, approvals, Authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Transactions, or otherwise prevent FIND from performing its obligations under this Agreement.

3.4           Permits; Compliance.

Except as may be specified in Section 3.4 of the FIND Disclosure Schedule, FIND is in possession of all franchises, grants, Authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for FIND to carry on the QuickVerse Product Line as it is now being conducted, except for those which the failure to possess would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on FIND (collectively, the “FIND Permits”) and, as of the date hereof, no suspension or cancellation of any of the FIND Permits is pending or, to the Knowledge of FIND, threatened, except such suspension or termination as would not reasonably be expected to have a Material Adverse Effect on FIND.  Except as disclosed in Section 3.4 of the FIND Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect on FIND, FIND is not in conflict with, or in default or violation of, or, with the giving of notice or the passage of time, would be in conflict with, or in default or violation of, (a) any Law applicable to FIND or by which all or any part of the QuickVerse Product Line Assets are bound or affected, or (b) any of the FIND Permits.

3.5           QuickVerse Product Line Intellectual Property Rights.

 (a)           Except as specifically set forth in Section 1.2 of this Agreement and/or Section 3.5(a) of the FIND Disclosure Schedule, FIND owns the entire right, title and interest to all QuickVerse Product Line Intellectual Property Rights free and clear of all Liens.

 (b)           Except as may be specified in Section 3.5(b) of the FIND Disclosure Schedule, the QuickVerse Product Line Intellectual Property Rights constitute all the Intellectual Property used in or necessary for the operation of the QuickVerse Product Line as it is currently conducted.

 (c)           Except as may be specified in Section 3.5(c) of the FIND Disclosure Schedule, each QuickVerse Product Line Content License Agreement and QuickVerse Product Line End-User License Agreement is in full force and effect and valid and enforceable in accordance with its terms, and except to the extent as would not have a Material Adverse Effect individually or in the aggregate on FIND or any successor-in-interest, FIND has not violated any provision of, or committed or failed to perform any act which, with or without the giving of notice or lapse of time, or both, would constitute a default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any QuickVerse Product Line Content License Agreement and QuickVerse Product Line End-User License Agreement, and FIND has not given or received notice to or from any Person relating to any such alleged or potential default that has not been cured.

 (d)           Except as may be specified in Section 3.5(d) of the FIND Disclosure Schedule, (i) all registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations, including pending applications, that are owned by FIND and included in the QuickVerse Product Line Intellectual Property Rights (collectively, “FIND Registered Intellectual Property”) that are currently due have been paid and all documents and certificates related to such FIND Registered Intellectual Property have been filed with the relevant Governmental Authority or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such FIND Registered Intellectual Property, and (ii) all FIND Registered Intellectual Property is in good standing, held in compliance with all applicable legal requirements and enforceable by FIND.

 (e)           Except as may be specified in Section 3.5(e) of the FIND Disclosure Schedule, FIND is not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of any QuickVerse Product Line Intellectual Property Rights. FIND has not taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any QuickVerse Product Line Intellectual Property Rights or any registration thereof.

 (f)           Except as may be specified in Section 3.5(f) of the FIND Disclosure Schedule, (i) none of the products included in the QuickVerse Product Line and which are currently or were formerly developed manufactured, sold, distributed, provided, shipped or licensed, by FIND, or which are currently under development by FIND, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party, (ii) FIND, by conducting its business as currently conducted, has not infringed or is not infringing upon, or has not otherwise unlawfully used or is not otherwise unlawfully using, any Intellectual Property Rights of a third party, (iii) FIND has not received any communication alleging that it or any of the products included in the QuickVerse Product Line, or any of its services, activities or operations associated with the QuickVerse Product Line infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor, to FIND’s Knowledge, is there any basis therefor, (iv) no Proceeding has been instituted, or, to FIND’s Knowledge, threatened, relating to any Intellectual Property formerly or currently used by FIND in relation to, or incorporated into, any of the products included in the QuickVerse Product Line and none of the QuickVerse Product Line Intellectual Property Rights is subject to any outstanding Order, and (v) to FIND’s Knowledge, no Person has infringed or is infringing any of the QuickVerse Product Line Intellectual Property Rights or has otherwise misappropriated or is otherwise misappropriating any QuickVerse Product Line Intellectual Property Rights.

 (g)           Except as specified in Section 3.5(g) of the FIND Disclosure Schedule, or to the extent as would not have a Material Adverse Effect individually on any, or in the aggregate on the, QuickVerse Product Line Intellectual Property Rights, (i) all current and former employees, consultants and contractors of FIND have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of the QuickVerse Product Line Proprietary Information Rights and providing valid written assignments to FIND of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for FIND, and (ii) no current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the QuickVerse Product Line Intellectual Property Rights.

 (h)           QuickVerse Product Line Software.

 (i)           The Software included in the products included in the QuickVerse Product Line and owned by FIND (collectively, the “QuickVerse Product Line Software”) has been either (A) developed by employees of FIND within the scope of their employment by FIND and who have assigned all of their right, title and interest therein to FIND pursuant to written Contracts, (B) developed by independent contractors who have assigned all of their right, title and interest therein to FIND pursuant to written Contracts, or (C) otherwise acquired by FIND from a third party pursuant to a written Contract in which such third party assigns all of its right, title and interest therein.  FIND shall provide copies of all written assignments from its employees and independent contractors (referred to in (A) and (B) of the preceding sentence) and all third party Contracts (referred to in (C) of the preceding sentence) prior to Closing.  In addition, all such third party Contracts shall be identified on Schedule 3.5(i) of the FIND Disclosure Schedule.  No QuickVerse Product Line Software contains any programming code, documentation or other materials or development environments that embody Intellectual Property Rights of any Person other than FIND, other than such materials obtained by FIND from other Persons who make such materials generally available to all interested Persons or end-users on standard commercial terms; provided, however, that FIND represents and warrants that no open source code has been incorporated into the FIND code base.

 (ii)           Each existing and currently supported and marketed version of the QuickVerse Product Line Software (including Software-embedded) products performs, in all material respects, the functions described in any agreed specifications or end-user documentation or other information provided to customers of FIND on which such customers relied when licensing or otherwise acquiring such products, subject only to routine bugs and errors that could in the Ordinary Course of Business be corrected promptly by FIND in the course of providing customer support without further liability to FIND, and all of the code of such products has been developed in a manner that meets common industry practice, including the use of regression test and release procedures.  To FIND’s Knowledge, each existing and currently supported and marketed version of the QuickVerse Product Line Software  (including Software-embedded) products is free of all viruses, worms, trojan horses and material known Contaminants and does not contain any bugs, errors, or problems in each case that would substantially disrupt its operation or have a substantial adverse impact on the operation of the Software.

 (iii)           FIND has taken all actions customary in the Software industry to document the QuickVerse Product Line Software and its operation, such that the materials comprising the QuickVerse Product Line Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

 (iv)           All QuickVerse Product Line Software is free of any Disabling Code or Contaminants that may, or may be used to, access, modify, delete, damage or disable any Systems or that may result in damage thereto.  FIND has taken reasonable steps and implemented reasonable procedures to ensure that its internal computer systems used in connection with the development, publishing, marketing, distributing, selling and/or licensing of the QuickVerse Business Line is free from Disabling Code and Contaminants.  The Software licensed by FIND pursuant to the QuickVerse Product Line Content License Agreement is free of any Disabling Code or Contaminants that may, or may be used to, access, modify, delete, damage or disable the Systems of FIND or that might result in damage thereto.  FIND has taken all reasonable steps to safeguard its respective Systems and restrict unauthorized access thereto.

 (v)           No Public Software (A) forms part of the QuickVerse Product Line Software, (B) was, or is, used in connection with the development of any QuickVerse Product Line Software, or (C) was, or is, incorporated or distributed, in whole or in part, in conjunction with any QuickVerse Product Line Software.

3.6           QuickVerse Product Line Contractual Rights.

Except as may be specified in Section 3.6 of the FIND Disclosure Schedule, each QuickVerse Product Line Distribution Agreement is in full force and effect and valid and enforceable in accordance with its terms, and except to the extent as would not have a Material Adverse Effect individually or in the aggregate on FIND, has not violated any provision of, or committed or failed to perform any act which, with or without the giving of notice or lapse of time, or both, would constitute a default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any QuickVerse Product Line Distribution Agreement and QuickVerse Product Line Other Agreement, and FIND has not given or received notice to or from any Person relating to any such alleged or potential default that has not been cured.

3.7           QuickVerse Product Line Tangible Assets.

 (a)           With respect to all of the QuickVerse Product Line Tangible Assets purported to be owned by FIND, FIND has good and valid title to all of such assets, free and clear of all Liens other than Permitted Liens.

 (b)           Except as may be specified in Section 3.7(b) of the FIND Disclosure Schedule, the QuickVerse Product Line Physical Inventory consists of blank CD-ROM diskettes, pre-printed CD-ROM diskettes, product user manuals, packaging materials and supplies, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the FIND balance sheet dated December 31, 2010 filed with the U.S. Securities & Exchange Commission on April 15, 2011 as part of its Annual Report on SEC Form 10-K and incorporated by reference herein (the “Most Recent FIND Balance Sheet”) (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of FIND.

3.8           QuickVerse Product Warranty.

Except as may be specified in Section 3.8 of the FIND Disclosure Schedule, substantially all of the products included in the QuickVerse Product Line manufactured, sold, licensed, and delivered by FIND have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and FIND has no material Liability for replacement or repair thereof or other Damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent FIND Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of FIND.  Substantially all of the products included in the QuickVerse Product Line manufactured, sold, leased, and delivered by FIND are subject to standard terms and conditions of sale or lease.  Section 3.8 of the FIND Disclosure Schedule includes copies of the standard terms and conditions of sale or license for FIND (containing applicable guaranty, warranty, and indemnity provisions).

3.9           Brokers or Finders.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon any Contract or arrangements made by or on behalf of FIND.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES OF WSC

Except as may be set forth in the disclosure schedule annexed hereto and made a part hereof (the “WSC Disclosure Schedule”), WSC hereby represents and warrants to FIND that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

4.1           Organization and Qualification.

WSC is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite  power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

4.2           Authority Relative To This Agreement.

WSC has all necessary corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement and the transactions contemplated hereby by WSC’s shareholders in accordance with this Agreement and applicable Law, to perform its obligations hereunder and to consummate the transactions.  The execution and delivery of this Agreement by WSC and the consummation by WSC of the transactions have been duly and validly authorized by all necessary member and/or company action, and no other proceedings on the part of WSC are necessary to authorize this Agreement or to consummate the transactions other than the approval of this Agreement and the contemplated transactions by WSC’s members in accordance with applicable Law.  This Agreement has been duly and validly executed and delivered by WSC, and, assuming the due authorization, execution and delivery of this Agreement by FIND, constitutes a legal, valid and binding obligation of WSC, enforceable against WSC in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

4.3           No Conflict; Required Filings and Consents.

 (a)           The execution and delivery of this Agreement by WSC does not, and the performance of this Agreement by WSC will not (in each case, with or without the giving of notice or lapse of time, or both), subject to obtaining the consents (the “Required WSC Consents”), approvals, Authorizations and permits described in Section 4.3(a) of the WSC Disclosure Schedule, (i) conflict with or violate the articles of organization or other charter/organizational documents of WSC, (ii) conflict with or violate any Law applicable to WSC or by which any property or asset of WSC is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, unilateral amendment, acceleration or cancellation of, or result in the creation of a Lien on any WSC assets, or require the consent of any third party pursuant to, any promissory note, loan agreement, security agreement, intercreditor agreement, subordination agreement, bond, mortgage, indenture, lease, license, or other Contract, instrument or obligation to which WSC is a party and by which any of its assets are bound or affected.

 (b)           The execution and delivery of this Agreement by WSC does not, and the performance of this Agreement by WSC will not, require any consent, approval, Authorization or permit of, or filing with or notification to, any Governmental Authority, domestic or foreign, other than the making of appropriate filings with the U.S. Copyright Office and United States Patent and Trademark Office in connection with the maintenance and development of the QuickVerse Product Line Intellectual Property Rights; FIND shall fully cooperate with WSC in executing any additional documents necessary to effectuate such filings.

4.4           Permits; Compliance.

Except as may be specified in Section 4.4 of the WSC Disclosure Schedule, WSC is in possession of all franchises, grants, Authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for WSC to carry on its business as it is now being conducted, except for those which the failure to possess would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on WSC (the “WSC Permits”) and, as of the date hereof, no suspension or cancellation of any of the WSC Permits is pending or, to the Knowledge of WSC, threatened, except such suspension or termination as would not reasonably be expected to have a Material Adverse Effect on WSC.  Except as disclosed in Section 4.4 of the WSC Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect on WSC, WSC is not in conflict with, or in default or violation of, or, with the giving of notice or the passage of time, would be in conflict with, or in default or violation of, (a) any Law applicable to WSC or by which all or any part of its assets are bound or affected, or (b) any of the WSC Permits.

4.5           Brokers or Finders.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of WSC.

4.6           No Conditions Precedent.

There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

4.7           Material Disclosures.

No statement, representation or warranty made by WSC in this Agreement, or in any certificate, statement, list, schedule or other document furnished or to be furnished to FIND hereunder, contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are or will be made, not misleading.

ARTICLE V – PRE-CLOSING COVENANTS

5.1           Conduct of Business by FIND Pending the Closing.

FIND covenants and agrees that, between the date of this Agreement and the Closing, except as set forth in Section 5.1 of the FIND Disclosure Schedule or as contemplated by any other provision of this Agreement, and unless WSC shall otherwise agree in writing (which agreement shall not be unreasonably withheld), (1) the business of FIND as it relates to the QuickVerse Product Line shall be conducted only in, and FIND not take any action except in, the Ordinary Course of Business, (2) FIND shall use all reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current employees and consultants of FIND and to preserve the current relationships of FIND with customers, suppliers and other Persons with which FIND has material business relations, (3) comply with all applicable Laws, (4) prepare and timely file all foreign, federal, state and local Tax Returns as required by applicable Law, and make timely payment of all applicable Taxes when due, (5) use reasonable efforts to obtain, prior to the Closing Date, all Required FIND Consents, (6) take all actions to be in substantial compliance with all FIND Permits, (7) make full and timely payment of all amounts required to be contributed under the terms of any applicable employee benefit plans and applicable Law or required to be paid as expenses under any such plans, (8) diligently and consistently apply its reasonable best efforts in good faith to obtain the requisite approval of its stockholders to the Transactions and this Agreement as soon as reasonably practicable in accordance with Article 78 of the Nevada Revised Statutes and its Articles of Incorporation and Bylaws (“FIND Stockholder Approval”), and (9) FIND will not:

 (a)           sell, license, pledge, assign, dispose of, grant, encumber, or authorize the sale, license, pledge, disposition, grant or encumbrance of any of the QuickVerse Product Line Assets, except for sales in the Ordinary Course of Business and in a manner consistent with past practice;

 (b)           merge with or be acquired by any Person, except where the terms of any such transactions specifically authorize and make express provision for the completion of the Transactions by the surviving Person in any such merger or the acquiror in any such acquisition, in either case not inconsistent with the terms and conditions set forth herein;

 (c)           enter into any Contract material to the business, results of operations or financial condition of the QuickVerse Product Line as a standalone operation other than in the Ordinary Course of Business, consistent with past practice;

 (d)           settle or compromise any pending or threatened litigation which is material, or potentially material, to the QuickVerse Product Line or which otherwise has a bearing on the Transactions;

 (e)           take any action or omit to do any act within its reasonable control which action or omission is reasonably likely to result in any of the conditions of Closing under this Agreement not being satisfied, except as may be required by applicable Law;

 (f)           take or omit to take any action that would result in its representations and warranties hereunder being rendered untrue in any material respect; or

 (g)           agree to do any of the foregoing.

5.2           Conduct of WSC Pending the Closing.

WSC covenants and agrees that, between the date of this Agreement and the Closing, except as set forth in Section 5.2 of the WSC Disclosure Schedule or as contemplated by any other provision of this Agreement, and unless FIND shall otherwise agree in writing, it will (1) comply with all applicable Laws, (2) use reasonable efforts to obtain, prior to the Closing Date, all Required WSC Consents, (3) take all actions to be in substantial compliance with all WSC Permits, (4) diligently and consistently apply its reasonable best efforts in good faith to secure financing from a qualified commercial bank to effect the Transactions as soon as reasonably practicable, such financing to be based on an annual interest rate and other terms and conditions that would generally be available to companies within the consumer software sector with balance sheets and historical net incomes not materially different than WSC’s most recent balance sheet and historical net income (the “WSC Acquisition Financing”), (5) immediately notify FIND of any facts, circumstances or events that, to the Knowledge of WSC, have had or are reasonably likely to have a Material Adverse Effect on WSC, and (6) WSC will not:

 (a)           take any action or omit to do any act within its reasonable control which action or omission is reasonably likely to result in any of the conditions of Closing under this Agreement not being satisfied, except as may be required by applicable Law;

 (b)           take or omit to take any action that would result in its representations and warranties hereunder being rendered untrue in any material respect; or

 (c)           agree to do any of the foregoing.

ARTICLE VI – CONDITIONS OF CLOSING OF THE TRANSACTIONS

6.1           Conditions to the Obligations of Each Party to Effect the Transactions.

In addition to the other conditions set forth in this Article VI, the obligations of FIND and WSC to consummate the Transactions are subject to the satisfaction on or prior to the Closing Date of the following conditions:

 (a)           all Authorizations and Orders of, declarations and filings with, and notices to any Governmental Authority required to permit the consummation of the Transactions shall have been obtained or made and shall be in full force and effect; and

 (b)           no temporary restraining order, preliminary or permanent injunction or other Order prohibiting the consummation of the Transactions shall be in effect, and no Law shall have been enacted or shall be deemed applicable to the Transactions which makes the consummation of the Transactions unlawful;

6.2           Conditions to the Obligations of FIND to Effect the Transactions.

The obligations of FIND to consummate the Transactions are subject to satisfaction (or waiver by FIND in its sole discretion) on or prior to the Closing Date of the following conditions:

 (a)           FIND shall have obtained the FIND Stockholder Approval;

 (b)           FIND shall have received from WSC an originally issued Certificate of Good Standing from the State of Delaware and dated no earlier than two business days prior to the Closing Date that indicates that, as of the date of such certificate’s issuance, WSC had been in good standing under applicable Law;

 (c)           each of the representations and warranties of WSC set forth in this Agreement that is qualified by a Material Adverse Effect on WSC shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that (i) such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, or (ii) any facts which would otherwise render any such representations or warranties untrue or incorrect as of the Closing Date are the direct or indirect result of obligations arising under or are otherwise contemplated by any one or more provisions of this Agreement;

 (d)           WSC shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and WSC shall have delivered to FIND a certificate signed by the Chief Executive Officer of WSC to such effect;

 (e)           FIND shall have received a certificate signed by the Chief Executive Officer of WSC certifying as to the satisfaction of the conditions set forth in Sections 6.1 and 6.2, as applicable, as of the Closing Date; and

 (f)           all actions to be taken by WSC in connection with the consummation of the Transactions and all certificates, opinions, instruments, and other documents required to effect the Transactions will be reasonably satisfactory in form and substance to FIND.

6.3           Conditions to the Obligations of WSC to Effect the Transactions.

The obligation of WSC to consummate the Transaction is subject to satisfaction (or waiver by WSC in its sole discretion) on or prior to the Closing Date of the following conditions:

 (a) each of the representations and warranties of FIND set forth in this Agreement shall be true in all material respects in accordance with their express terms;

 (b) any and all QuickVerse Product Line Content License Agreements shall have been duly assigned over from FIND to WSC and shall, in accordance with their terms, terminate no earlier than December 31, 2012;

 (c) FIND shall have delivered to WSC, three (3) business days before Closing, signed release statements from holders of unpaid royalties due as of the Closing Date under any QuickVerse Product Line Content License Agreements representing no less than eighty percent (80%) of such royalties due in the aggregate as of such date (the “Negotiated Release Agreements”), along with written agreements to extend the terms of such licenses at the current rates up to and including December 31, 2012, for all QuickVerse Product Line Content License Agreements that are expired as of the Closing Date or that will expire on or before December 31, 2012;

(d) FIND shall have delivered to WSC, three (3) business days before Closing, a complete and true list of all other royalties due for which written agreements have not been obtained plus the supporting royalty reports normally supplied to the payee.

 (e) FIND shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and FIND shall have delivered to WSC a certificate signed by the Chief Executive Officer of FIND to such effect;

 (f) there shall not have occurred any event, occurrence or change that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FIND or the QuickVerse Product Line except where any such event, occurrence or change are the direct or indirect result of obligations arising under or are otherwise contemplated by any one or more provisions of this Agreement;

 (g) WSC shall have received a certificate signed by the Chief Executive Officer of FIND certifying as to the satisfaction of the conditions set forth in Sections 6.1 and 6.3 as of the Closing Date;

 (h) all actions to be taken by FIND in connection with consummation of the Transactions and all certificates, opinions, instruments, and other documents required to effect the Transactions will be reasonably satisfactory in form and substance to WSC;

 (i) WSC shall have received from FIND an originally issued Certificate of Good Standing from the State of Nevada and dated no earlier than two business days prior to the Closing Date that indicates that, as of the date of such certificate’s issuance, FIND had been in good standing under applicable corporate Law; and

(j) WSC shall have obtained the WSC Acquisition Financing.

ARTICLE VII – TERMINATION, AMENDMENT & WAIVER

7.1           Termination.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval of this Agreement and the Transactions, as follows:

 (a) by mutual written consent duly authorized by the boards of directors of each of FIND and WSC;

 (b) by FIND:

(i) to the extent that FIND shall not have obtained any requisite approval of its stockholders to the Transactions and this Agreement in accordance with Article 78 of the Nevada Revised Statutes and the Articles of Incorporation and Bylaws of FIND;

(ii) to the extent that the Closing shall not have occurred on or before June 30, 2011; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to FIND if FIND’s failure to fulfill any obligation under this Agreement is reasonably found to have been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(iii) upon a material breach of any representation, warranty, covenant or agreement on the part of WSC set forth in this Agreement, or if any representation or warranty of WSC shall have become materially untrue, in either case such that any one or more of the conditions set forth in Section 6.2 would not be satisfied (a “Terminating WSC Breach”); provided, however, that (A) if such Terminating WSC Breach is curable by WSC through the exercise of its best efforts and for so long as WSC continues to exercise such best efforts, and (B) if such Terminating WSC Breach is the direct or indirect result of either the fulfillment of, or the failure to fulfill, obligations arising under or that are otherwise reasonably contemplated by any other provision of this Agreement, FIND may not terminate this Agreement under this Section 7.1(b)(iii);

 (c)           by WSC:

(i) to the extent that the Closing shall not have occurred on or before June 30, 2011; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to WSC if WSC’s failure to fulfill any obligation under this Agreement is reasonably found to have been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(ii) upon a material breach of any representation, warranty, covenant or agreement on the part of FIND set forth in this Agreement, or if any representation or warranty of FIND shall have become materially untrue, in either case such that any one or more of the conditions set forth in Section 6.3 would not be satisfied (“Terminating FIND Breach”); provided, however, that, (A) if such Terminating FIND Breach is curable by FIND through best efforts and for so long as FIND continues to exercise such best efforts, or (B) if such Terminating FIND Breach is the direct or indirect result of either the fulfillment of, or the failure to fulfill, any obligations of any Party arising under or that are otherwise reasonably contemplated by any other provision of this Agreement, WSC may not terminate this Agreement under this Section 7.1(c)(ii).

7.2           Amendment.

This Agreement may be amended by WSC and FIND by mutual action taken by or on behalf of their respective boards of directors at any time prior to the Closing Date; provided, however, that, (i) any such amendment is in writing signed by each of the Parties, and (ii) after approval of the matters presented in connection with the Transactions and this Agreement by the FIND stockholders, no amendment shall be made which by Law requires further approval by the FIND stockholders without such further approval.

7.3           Waiver.

At any time prior to the Closing, either FIND or WSC may (a) extend the time for the performance of any obligation or other act of the other, (b) waive any inaccuracy in the representations and warranties by the other contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition applicable to the other contained herein.  Any such extensions or waivers shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.  No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  To the maximum extent permitted by Law, (i) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given, and (ii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand.

ARTICLE VIII – POST-CLOSING COVENANTS

If, at any time after the Closing, WSC shall reasonably conclude that any instruments (e.g. bills of sale, assignments, etc.) or any actions are reasonably necessary and/or proper to carry out the express purposes of this Agreement, FIND shall reasonably cooperate with WSC to provide and/or otherwise make available such instruments and/or perform such actions.

ARTICLE IX – DISPUTE RESOLUTION,
 INDEMNIFICATION & OTHER REMEDIES

9.1           Conditions and Extent of Obligation.

FIND shall indemnify and hold harmless WSC from and against any and all Liabilities, including third party claims, arising out of and directly attributable to the breach by FIND of any FIND representation, warranty or covenant contained in this Agreement, in each case only to the extent that (i) any alleged breach involved in any claim for indemnification by WSC hereunder, the total amount of the claimed Liabilities by WSC in relation thereto, and the precise extent to which any such Liabilities were directly attributable to such alleged breach, are all uncontested and conceded in writing by FIND, or (ii) any alleged breach involved in any claim for indemnification by WSC hereunder is found to have occurred, the total amount of the claimed Liabilities by WSC in relation thereto are determined, and the precise extent to which any such Liabilities were directly attributable to such alleged breach are determined, in each case by an appropriate authority in accordance with the arbitration provision set forth in Section 9. 2 of this Agreement.  In any event, FIND shall only be obligated hereunder to provide indemnification up to the actual extent that any such Liabilities were conceded to or found to (as applicable) be directly attributable to any such breach, provided, however, that (x) no claim for indemnification shall be made hereunder by WSC unless and until the aggregate amount of claimed Liabilities reasonably exceeds an amount equal to twenty thousand dollars (USD$20,000), (y) no claim for indemnification shall be made hereunder by WSC after the date that is twelve (12) months following the Closing Date, and (z) the aggregate indemnification obligation arising hereunder shall not exceed an amount equal to one million one hundred fifteen thousand dollars (USD$1,115,000).

9.2           Arbitration.

Any dispute arising in connection with any claim for indemnification by WSC pursuant to Section 9.1 above shall be determined and settled by arbitration in Austin, Texas pursuant to the rules then in effect of the American Arbitration Association, and each Party hereby consents to the jurisdiction thereof.  Any award rendered as a result of any such arbitration Proceeding shall be final and conclusive upon the Parties and a judgment thereon may be entered in a court having competent jurisdiction. Upon initiating any such claim, WSC shall request the American Arbitration Association to appoint an arbitrator (i) who is knowledgeable and experienced in the software publishing industry generally, and, if possible, the consumer software publishing industry in particular, (ii) who will follow substantive rules of the law, (iii) allow for the Parties to request discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure for a period not to exceed sixty (60) days, (iv) require all testimony to be transcribed, and (v) require the award to be accompanied by findings of relevant fact and a detailed statement explaining the rationale for the decision. All costs and expenses, including attorney’s fees, of all Parties incurred in any dispute hereunder shall be borne by the non-prevailing Party.

9.3           Governing Law.

The resolution of any dispute in arbitration pursuant to Section 9.2 above shall be governed by and interpreted and enforced in accordance with the Laws of the State of Texas, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.

ARTICLE X – GENERAL PROVISIONS

10.1           Confidentiality.

The terms of this Agreement are confidential and shall not be disclosed to any third party without the prior written consent of the other Party; provided, however, that FIND shall be permitted to comply with any and all disclosure requirements as may be applicable to it under the Securities Exchange Act of 1934, as amended, and other securities laws, including without limitation the filing of a current report on Form 8-K.  Except as otherwise expressly provided for herein, each Party shall (and shall take such reasonable action to ensure that its employees) preserve in strict confidence any information obtained by the other Party or its employees, concerning its business or any of its Affiliates, including without limitation Proprietary Information, and agrees, except as expressly permitted herein, to refrain (and shall take such reasonable action to assure that its employees) from disclosing, during the term of this Agreement or at any time thereafter, any such information to any Person.

10.2           Non-Competition.

Effective as of the date of this Agreement and for a period of thirty-six (36) months thereafter, FIND shall not, without the prior written consent of WSC, and assuming no Default, directly develop or market any program or online service that includes any translation of the Bible, with the following exceptions: 1) FIND may develop Bible programs for the iPhone or iPad; and 2) FIND may sell and distribute Bible products that may be developed or marketed by companies that FIND or any of its Affiliates may acquire in the future, so long as a) they do not incorporate any program code developed by FIND prior to Closing, b) are not marketed using any customer lists or product brands conveyed at Closing, c) are not designed to use any content conveyed at Closing and d) are not any such acquired companies’principal source of revenue over the twelve (12) month period immediately preceding consummation of the acquisition.  Upon transferring all of the records and information pertaining to customers that have purchased Bible products from FIND or any of its Affiliates, FIND will purge all such customer information from it records of all kinds, including electronic and paper records and will not keep copies of such information or use such information in any way whatsoever. FIND, its officers, affiliates and directors will not contact said customers in any way whatsoever.

10.3           Notices.

Notices permitted or required under this Agreement shall be sent to the addresses set forth below and shall be sent by hand delivery, by telecopier or e-mail followed with written confirmation sent by regular mail, by overnight courier or by registered or certified mail, return receipt requested.  Notices shall be deemed to have been given on the date actually received if sent by hand delivery or overnight courier, on the date sent if sent by telecopier or e-mail, or three (3) days after mailing if sent by registered or certified mail.

If to WSC:

Randolph Beck
WORDsearch Corp., LLC
3006 Longhorn Blvd., #110
Austin, TX 78758
Email: rbeck@WORDsearchbible.com
Telephone:  (800) 888-9898
Facsimile:  (512) 834-1888

With a copy of any such notices to:

Antoinette M. Tease, P.L.L.C.
1633 Main Street, Suite A-348
Billings, MT  59105
Email: toni@teaselaw.com
Telephone (406) 245-5254
Fax (406) 245-4548

and

Jack Tompkins
4900 Woodway Drive Suite 890
Houston TX, 77056
Email:  jtompkins@artaequity.com
Telephone 713-223-5801
Fax  713-223-5825

If to FIND:

Steven Malone
FindEx.com, Inc.
4437 S. 134th St.
Omaha, NE  68137
Email:  smalone@quickverse.com
Telephone: (402) 333-1900
Fax: (402) 778-5763

With a copy of any such notices to:

M.M. Membrado, PLLC
115 East 57th Street, 11th Floor
New York, NY 10022
Email: mmm@mmmembrado.com
Telephone: (646) 486-9772
Fax:  (646) 486-9771

10.4           Certain Definitions.

For purposes of this Agreement, the following terms, in their capitalized forms, shall have the correspondingly ascribed meanings:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, through one or more intermediaries, Controls, is Controlled By, or is Under Common Control With, such specified Person.

“Applicable Rate” means the corporate base rate of interest publicly announced from time to time by Citibank N.A. plus 2% per annum.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Authority or pursuant to any Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contaminant” means, in relation to any Software, any virus or other intentionally created, undocumented contaminant.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order.

“Control” (including the terms “Controlled By” and “Under Common Control With”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Copyrights” means registered and unregistered copyrights in both published and unpublished works.

“Damages” means all Proceedings, demands, claims, assessments, losses, damages, costs, expenses, Liabilities, obligations, injunctions, judgments, Orders, decrees, rulings, awards, fines, sanctions, penalties, charges, Taxes and amounts paid in settlement, including, without limitation, (i) interest on cash disbursements in respect of any of the foregoing at the Applicable Rate, compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof, and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of the relevant Person.

“Disabling Code” means, with respect to any Software, any disabling code or related instructions.

“GAAP” means U.S. Generally Accepted Accounting Principles.

“Governmental Authority” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Intellectual Property” means: (i) Proprietary Information; (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) Software; and (v) Intellectual Property Rights, including all Patents, Copyrights, Marks, trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

“Intellectual Property Rights” means all forms of legal rights and protections that may be obtained for, or may pertain to, any Intellectual Property in any country of the world.

“Knowledge” of a given Person means, with respect to any fact or matter, the actual knowledge of the directors, executive officers and/or other employees of such Person and/or its subsidiaries, together with such knowledge that such directors, executive officers and other employees could be expected to discover after due investigation concerning the existence of the fact or matter in question.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Authority.

“Liability” or “Liabilities” means any liability, Indebtedness or obligation of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether secured or unsecured, whether joint or several, whether due or to become due, whether vested or unvested, including any liability for Taxes.

“Liens” means any liens, claims, charges, security interests, mortgages, pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind, including, any restrictions on the use, voting, transfer or other attributes of ownership.

“Marks” means trademarks, service marks, logos and other proprietary indicia (whether or not registered).

“Material Adverse Effect” means, with respect to any Person or business product line, any state of facts, development, event, circumstance, condition, occurrence or effect that, individually or taken collectively with all other preceding facts, developments, events, circumstances, conditions, occurrences or effects (a) is materially adverse to the condition (financial or otherwise), business, operations or results of operations of such Person or business product line, or (b) if applicable, impairs the ability of such Person to perform its obligations under this Agreement.

“Order” means any award, injunction, judgment, decree, stay, order, ruling, subpoena or verdict, or other decision entered, issued or rendered by any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Patents” means letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs.

“Permitted Liens” means, with respect to any Person, (i) Liens for current real or personal property taxes not yet due and payable and with respect to which such party maintains adequate reserves, (ii) workers’, carriers’ and mechanics’ or other like Liens incurred in the Ordinary Course of Business with respect to which payment is not due and that do not impair the conduct of such party’s or any of its Subsidiaries’ business in any material respect or the present or proposed use of the affected property and (iii) Liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, Governmental Authority, a person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), or any political subdivision, agency or instrumentality of a Governmental Authority, or any other entity or body.

“Proceeding” or “Proceedings” means any actions, suits, claims, hearings, arbitrations, mediations, proceedings (public or private) or governmental investigations that have been brought by any governmental authority (including without limitation the U.S. Patent and Trademark Office or U.S. Copyright Office) or any other Person.

“Proprietary Information” means, collectively, inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials.

“Public Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software or similar licensing or distribution models, including Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License or Lesser/Library GPL; (ii) Mozilla Public License; (iii) Netscape Public License; (iv) Sun Community Source/ Industry Standard License; (v) BSD License; (vi) Apache License; and (vii) any other license that is listed at http://www.opensource.org or that meets the open source definition set forth on this website.

“Software” means, collectively, computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof.

“Systems” means, in relation to any Person, any of the hardware, Software, databases or embedded control systems thereof.

“Tax” or “Taxes” means any means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental (including taxes under Code §59A), profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

10.5           Index of Other Defined Terms.

In addition to those terms defined above, the following terms, in their capitalized forms, shall have the respective meanings given thereto in the sections indicated below:

Defined Term	Section

“Agreement”
“Closing”
“Closing Date”
“Conveyance Consideration”
“FIND”
“FIND Disclosure Schedule”
“FIND Permits”
“FIND Registered Intellectual Property”
“FIND Stockholder Approval”
“Most Recent FIND Balance Sheet”
“Negotiated Release Agreements”
“Party/Parties”
“Purchase Price”
“QuickVerse Product Line”
“QuickVerse Product Line Assets”
“QuickVerse Product Line Content License Agreements”
“QuickVerse Product Line Contractual Rights”
“QuickVerse Product Line End-User License Agreements”
“QuickVerse Product Line Distribution Agreements”
“QuickVerse Product Line Intellectual Property Rights”
“QuickVerse Product Line Other Agreements”
“QuickVerse Product Line Physical Inventory”
“QuickVerse Product Line Preexisting Customer Obligations”
“QuickVerse Product Line Software”
“QuickVerse Product Line Tangible Assets”
“QuickVerse Product Line Transition Services”
“Required WSC Consents”
“Required FIND Consents”
“Terminating WSC breach”
“Terminating FIND Breach”
“Transactions”
“WSC”
“WSC Acquisition Financing”
“WSC Disclosure Schedule”
“WSC Permits”

Preamble
2.1
2.1
1.6
Preamble
Article III Introduction
3.4
3.5(d)
5.1(8)
3.7(b)
6.3(e)
Preamble
1.6
Recitals
1.2
1.2(i)
1.2(B)
1.2(B)
1.2(B)
1.2(A)
1.2(B)
1.2(C)
1.4.1
3.5(h)(i)
1.2(C)
1.5
4.3(a)
3.3(a)
7.1(b)(iii)
7.1(c)(ii)
1.1
Preamble
5.2(4)
Article IV Introduction
4.4

10.6           Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.

(f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement.  Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

10.7           Severability.

If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.8           Assignment; Binding Effect; Benefit.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign their rights but not their obligations under this Agreement to a third party purchaser of all or substantially all of such Party’s business assets or in connection with a corporate restructuring or merger without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective executors, heirs, personal representatives successors and assigns.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

10.9           Fees and Expenses.

All fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the Party incurring such fees or expenses.

10.10           Incorporation of Schedules.

The schedules referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

10.11           Headings.

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.12           Counterparts.

This Agreement may be executed and delivered (including by e-mail in .pdf format or by facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.13           Entire Agreement.

This Agreement, including the schedules and exhibits hereto and any documents delivered by the Parties in connection herewith constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto.  Except as otherwise provided herein, no addition to or modification of any provision of this Agreement shall be binding upon any Party hereto unless made in writing and signed by all Parties hereto.

10.14           Arbitration.

Except as otherwise expressly set forth herein, any dispute arising under this Agreement shall be determined and settled by arbitration, if instituted by WSC in Omaha, Nebraska, if instituted by FIND in Austin, Texas, pursuant to the rules then in effect of the American Arbitration Association, and each Party hereby consents to the jurisdiction thereof.  Any award rendered as a result of any such arbitration Proceeding shall be final and conclusive upon the Parties and a judgment thereon may be entered in a court having competent jurisdiction. Upon initiating any such claim, the initiating Party shall request the American Arbitration Association to appoint an arbitrator (i) who is knowledgeable and experienced in commercials law and the software publishing industry generally, and, if possible, the consumer software publishing industry in particular, (ii) who will follow substantive rules of the law, (iii) allow for the Parties to request discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure for a period not to exceed sixty (60) days, (iv) require all testimony to be transcribed, and (v) require the award to be accompanied by findings of relevant fact and a detailed statement explaining the rationale for the decision. All costs and expenses, including attorney’s fees, of all Parties incurred in any dispute hereunder shall be borne by the non-prevailing Party.

10.15           Governing Law.

Except as otherwise expressly set forth herein, this Agreement and its validity, construction and performance shall be governed in all respects by the internal laws of the state of Texas without giving effect to any principles of conflict of laws.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed under seal as of the date set forth on Page 1 of this Agreement.

WORDsearch CORP., L.L.C.

By:	/s/ Randolph Beck	By:	/s/ Jack I. Tompkins
	Randolph Beck, President		Jack I. Tompkins, Chairman

FINDEX.COM, INC

By:	/s/ Steven Malone
Steven Malone, President